[SCHULTE ROTH AND ZABEL LLP LETTERHEAD]




                                October 13, 2006


VIA EDGAR
---------

Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C.  20549-0508

         Re:   Excelsior Absolute Return Fund of Funds, LLC
               Investment Company Act of 1940 File Number: 811-21396

Ladies and Gentlemen:

                  On behalf of Excelsior Absolute Return Fund of Funds, LLC (the "Fund"), we are transmitting for filing with the Securities and Exchange Commission, the Fund's Issuer Tender Offer Statement on Schedule TO.

                  Please call me at (212) 756-2763 if you have any questions regarding this filing.


                  Thank you for your assistance regarding this matter.


                                                 Very truly yours,


                                                 /s/ John Jerow
                                                 ---------------------
                                                     John Jerow




cc:      Peter Tsirigotis